EXHIBIT 99.2

American River Bankshares Announces its 2017 Annual Meeting Results

SACRAMENTO, Calif., May 19, 2017 (GLOBE NEWSWIRE) -- The Board of Directors of American River Bankshares (NASDAQ:AMRB), announced the re-election of all eight Director nominees at its Annual Meeting held Thursday, May 18th in Rancho Cordova, California.

Shareholders re-elected Kimberly A. Box, Charles D. Fite, Jeffery Owensby, William A. Robotham, David T. Taber, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Directors, each of whose current term expired at the 2017 Annual Meeting and their new term will expire in 2018.

The shareholders also approved the advisory vote concerning named executive officer compensation and the frequency of future votes for executive officer compensation. In addition, the selection of Crowe Horwath LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast.

In his annual address to shareholders, David Taber, President and CEO of American River Bankshares, reviewed the Company’s performance in 2016 and vision for the coming year.

“American River Bank had a strong year,” said Taber.  “We are pleased to report ongoing profitable growth resulting from increases in both loans and deposits, diligent management of overhead and successful efforts in loan recoveries.”

Taber continued, “This year we reinstated our cash dividend following a 43% appreciation in our shares last year. The leaders and team of American River Bank are our greatest asset. We celebrate their accomplishments and recognize that sustained growth requires continued pursuit of increased client satisfaction, drive for growth and focus on profitability.”

He noted that as of December 31, 2016, success indicators included 12% growth in our loan portfolio and an increase of $16 million in core deposits.  $1.3 million in loan recoveries allowed the same number as a reduction to our provision for loan losses and overhead was reduced modestly in 2016 but was a full million dollars lower than just two years ago. These were the key contributing factors in 2016 to the Company’s 34% increase in EPS.

To view the American River Bankshares 2016 Annual Report and Proxy Statement, visit www.envisionreports.com/AMRB.

About American River Bankshares
American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717